EXHIBIT 11

                               AST RESEARCH, INC.
                       COMPUTATION OF NET LOSS PER SHARE

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
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                                                                  Three Months Ended               Nine Months Ended
                                                             ----------------------------    -----------------------------
                                                             September 28,  September 30,    September 28,  September 30,
(In thousands, except per share amounts)                         1996           1995             1996          1995
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Primary loss per share
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
Shares used in computing primary loss per share:
 Weighted average shares of common stock outstanding             56,164         40,762           48,523          35,177
 Effect of stock options treated as common stock equivalents
  under the treasury stock method                                     -              -                -               -
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   Weighted average common and common equivalent
    shares outstanding                                           56,164         40,762           48,523          35,177
===========================================================================================================================
Net loss                                                     $ (135,268)     $ (96,382)      $ (349,758)     $ (134,561)
===========================================================================================================================
Loss per share - primary                                     $    (2.41)     $   (2.36)      $    (7.21)      $   (3.83)
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Fully diluted loss per share
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Shares used in computing fully diluted loss per share:
 Weighted average shares of common stock outstanding             56,164         40,762           48,523          35,177
 Effect of stock options treated as common stock equivalents
  under the treasury stock method                                     -              -                -               -
 Shares assumed issued on conversion of
  Liquid Yield Option Notes (LYONs)                                   -              -                -               -
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   Total fully diluted shares outstanding                        56,164         40,762           48,523          35,177
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Net loss - fully diluted earnings per share:
 Net loss                                                    $ (135,268)     $ (96,382)      $ (349,758)     $ (134,561)
 Adjustment for interest on LYONs, net of tax                        -               -                -               -
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Adjusted net loss                                            $ (135,268)     $ (96,382)      $ (349,758)     $ (134,561)
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Loss per share - fully diluted                               $    (2.41)     $   (2.36)      $    (7.21)     $    (3.83)
===========================================================================================================================
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